February 12, 2008

AMI Doduco, Inc.

Murray Corporate Park

1003 Corporate Drive

Export, PA 15362

Technitrol, Inc.

1210 Northbrook Drive, Suite 470

Trevose, PA 19053

Dear Sirs:

Amended and Restated Fee Consignment and/or Purchase of Silver Agreement

This Agreement will amend and restate in its entirety that certain Fee Consignment and/or Purchase of Silver Agreement dated March 30, 2007 between HSBC BANK USA, NATIONAL ASSOCIATION ("Bank") and AMI DODUCO, INC. and TECHNITROL, INC. (individually a "Consignee" and collectively the "Consignees" and together with Bank, the "Parties") pursuant to which the Bank agreed to consign, on an uncommitted basis, from time to time, silver (the "Consignment(s)") to the Consignees subject to availability and to the terms and conditions outlined herein and further subject to Bank's absolute discretion not to consign silver if it so decides.

  Definitions. For the purposes of this Agreement, the terms set forth below shall be defined as follows:

  "Business Day" means any day, other than a Saturday, a Sunday or a day that banks are lawfully closed for business in New York, New York, or in the case of any location to which Consigned Precious Metal is to be delivered or received, a day that transactions cannot be carried out at such location.

  "Consignees' Account" means the demand deposit account of the Consignees at the Bank, which shall be charged for payments to be made by the Consignees in accordance with the provisions of this Agreement.

  "Consignment Period" means the period beginning on the Drawdown Date and ending one (1) Business Day, one (1) month, two (2) months, three (3) months, six (6) months, nine (9) months or twelve (12) months after such Drawdown Date (or such other period as the Bank and the Consignees shall agree upon from time to time thereafter), as the Consignees may select in their relevant notice pursuant to Paragraphs 5 or 8 hereof, provided, however, that, if such Consignment Period would otherwise end on a day which is not a London Banking Day, such Consignment Period shall end on the next following London Banking Day.

  "Consigned Precious Metal" means Precious Metal which has been consigned to the Consignees pursuant to the Consignment Facility.

  "Consignment Facility" means the facility extended to the Consignees pursuant to the Agreement whereby the Consignees may request consignments of Precious Metal from the Bank.

  "Consignment Request" shall have the meaning assigned by Paragraph 5 hereof.

  "Counterparty" means the Person or Persons (including financial institutions) nominated by the Consignees and approved by the Bank to receive book entry transfers of Precious Metal where no physical transfer of Precious Metal is contemplated.

  "Drawdown Date" means the date on which any consignment under the Consignment Facility is made or is to be made and the date on which any consignment under the Consignment Facility is rolled over in accordance with Paragraph 8 hereof.

  "Dollar Value" shall mean, on the day of determination, the value in U.S. dollars of one troy ounce of silver determined by the London Silver Market ("LSM") fixing price with respect to silver on such day times the number of ounces of silver, in respect of which the Dollar Value is being determined. In the event that there is no LSM fixing price for silver on a particular day, the last established LSM fixing price for silver shall apply.

  "Fixed Consignment Fee" means a consignment fee determined in accordance with the provisions of Paragraph 7 hereof.

  "Fixed Rate Consignment" means a consignment of Precious Metal by the Bank to the Consignees under the Consignment Facility bearing a Fixed Consignment Fee.

  "London Banking Day" means any day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

  "Metals Payment" means, for any Precious Metal, (a) the Consignees' payment at the address of the Bank set forth herein or such other place as the Bank may from time to time specify in writing in the form of immediately available United States dollars in an amount equal to the Dollar Value of such Precious Metal on the date of such payment (or, if the Consignees had previously provided notice to the Bank by telephone or telecopier of their intention to purchase or settle such Precious Metal on a particular date and the Bank had fixed the Dollar Value of such Precious Metal or otherwise acted in reliance on such notice, and at the Bank's election, the Dollar Value of such Precious Metal on the date of fix of Dollar Value or other action), plus any applicable premium, or any other purchase price to which the parties have agreed in writing, or (b) after notice by telephone or telecopier to and agreement to the same by the Bank, delivery of like Precious Metal delivered to the Bank's designated pool accounts, loco London or through a recognized third party acceptable to the Bank.

  "Precious Metal" means silver bullion, having a minimum degree of fineness of ninety-nine and 99/100 percent (99.99%).

  "Regulatory Change" means after the date hereof, the introduction of any new, or any change in existing, applicable laws, rules or regulations or in the interpretation or administration thereof by any court or governmental authority charged with the interpretation or administration thereof.

  Availability. Silver held on consignment hereunder from time to time by the Consignees shall not at any time have a Dollar Value which exceeds $25,000,000.00 U.S. (the "Maximum Dollar Limit").
  Restoration of Maximum Dollar Limit. If at any time the Dollar Value of Consigned Precious Metal held on consignment hereunder by the Consignees should exceed the Maximum Dollar Limit, then the Consignees shall promptly, without further notice or demand by Bank make a Metals Payment to Bank for a portion of the Consigned Precious Metal held on consignment hereunder in an amount sufficient to reduce the Dollar Value of the Consigned Precious Metal continued to be held on consignment hereunder to an amount no greater than the Maximum Dollar Limit.
  Quality. Silver consigned to the Consignees shall be in London Good Delivery bar form and of a minimum fineness of .9999, unless otherwise mutually agreed to in advance. EXCEPT FOR THE FINENESS OF THE SILVER SPECIFIED HEREIN, BANK MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE GOODS CONSIGNED OR TO BE SOLD HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND BANK HEREBY DISCLAIMS ALL SUCH WARRANTIES.
  Orders. (a) Requests for the consignment of Precious Metal will be made by an authorized representative of the Consignees to an authorized officer of Bank by telephone or telecopied transmission. Each request (the "Consignment Request") will indicate the quantity and quality of the Precious Metal to be consigned, the date on which the consignment is requested to be made and the Consignment Period, which may be for up to twelve (12) months or any other term which is mutually acceptable to the Parties, and the Counterparty at which the Precious Metal will be credited. Unless otherwise requested by the Consignees, any Consigned Precious Metal shall be of the quality set forth in Paragraph 4. All telephone requests shall be confirmed in writing to Bank within five (5) Business Days of such request. Upon acceptance by Bank of a Consignment Request, Bank shall issue a written confirmation to the Consignees of the terms of the consignment having a Consignment Period of greater than one (1) Business Day and the terms of such confirmation shall be binding on the Parties.

  (b) The Bank is not obligated to accept any Consignment Request and may accept or reject a Consignment Request in its sole discretion.

  (c) Requests for Fixed Rate Consignments of Precious Metal having a Consignment Period of more than one (1) Business Day shall be for not less than 100,000 fine troy ounces or integral multiples of 10,000 fine troy ounces in excess thereof for silver.

  (d) There shall be no more than eight (8) Fixed Rate Consignments having a Consignment Period of more than one (1) Business Day outstanding for Consigned Precious Metal at any one time.

  (e) Consignment Requests for Fixed Rate Consignments having a one (1) Business Day Consignment Period shall be delivered to the Bank no later than 1:00 p.m. (New York time) on the same day (New York time) as the proposed Drawdown Date.

  (f) Consignment Requests for Fixed Rate Consignments having a Consignment Period in excess of one (1) Business Day shall be delivered to the Bank by 12:00 noon (New York time) two (2) London Banking Days prior to the proposed Drawdown Date.

  Deliveries. (a) For the purposes of this Agreement, "deliver" or "delivery" shall mean the crediting of Precious Metal by the Bank to a Counterparty.

  (b) The Consignees shall bear all risk of loss, theft, destruction or damage to the Precious Metal consigned to the Consignees by the Bank hereunder in all circumstances.

  (c) When, in accordance with a Consignment Request, the Bank delivers Precious Metal by book entry to a Counterparty (a) by crediting the Consignees' account with such Counterparty, or (b) by instructing such Counterparty to credit the account of a third party at such Counterparty, the Bank shall have no responsibility for the actions of such Counterparty or third party with respect to such book entry delivery of Precious Metal, and the Consignees shall have no recourse to the Bank once the Bank has completed the delivery by book entry of the Precious Metal to such Counterparty in accordance with the Consignment Request. In further explanation, the Bank shall not be responsible if (a) the Counterparty fails to credit the Consignees' account or fails to give credit to the account of said third party, or (b) if the Counterparty or the third party becomes insolvent. In any such event (a) the Consignees shall look only to the Counterparty or third party (as applicable) for satisfaction of any claims, (b) the Consignees shall indemnify and hold the Bank harmless from any claim, liabilities or obligations with respect to such transfer, and (c) the Consignees shall be obligated to pay the Bank for the Precious Metal so transferred.

  (d) The Bank shall be under no obligation to physically deliver Precious Metal to the Consignees hereunder for any reason or at any time and shall have no responsibility for the actions or inaction of any Counterparty.

  Consignment Fee. (a) During such time as Precious Metal is consigned to the Consignees hereunder and until the same is withdrawn from consignment and paid for in full by the Consignees as hereinafter provided, the Consignees shall pay to the Bank a Fixed Consignment Fee which shall be computed as a percentage of the Dollar Value of such Consigned Precious Metal on the Drawdown Date. Each Fixed Consignment Fee shall be calculated for a certain specific quantity and form of Precious Metal consigned to the Consignees for a certain specific Consignment Period at the rate per annum and in an amount set by the Bank. The quantity and form of Precious Metal and the Consignment Period shall be selected by the Consignees, subject to acceptance by the Bank. Once the specific quantity and form of Precious Metal and the specific Consignment Period have been selected and the Fixed Consignment Fee determined, such selections shall be irrevocable and binding on the Consignees and shall obligate the Consignees to accept the consignment requested from the Bank in the amount, in the form and for the Consignment Period specified.

  (b) The Consignees shall establish the Consignees' Account and a sub-demand deposit account with the Bank. Fixed Consignment Fees shall be accrued on a daily basis and paid as follows:

  (i) Fixed Consignment Fees due and payable for Fixed Rate Consignments with a Consignment Period of more than one (1) Business Day shall be paid by the Bank debiting the Consignees' Account on the last day of the applicable Consignment Period.

  (ii) Fixed Consignment Fees due and payable for Fixed Rate Consignments with a Consignment Period of one (1) Business Day shall be paid by the Bank debiting the sub-demand deposit account daily, on an over draft basis. On the fifth Business Day of each month, the Bank shall debit the Consignees' Account for all overdrafts in the Consignees' sub-demand deposit account for the preceding month. The Consignees agree to be bound by the "Bank's Rules for Deposit Accounts" and Terms and Charges Disclosure". Only the Bank shall be permitted to make withdrawals from sub-demand deposit account.

  (c) Subject to the terms and conditions hereinafter set forth, the Consignee may not select a Consignment Period of more than one (1) Business Day if an Event of Default has occurred and is then continuing without the Bank's prior consent.

  (d) Consignment fees shall be calculated on the basis of a 360-day year counting the actual number of days elapsed.

  Rolling Over of Fixed Rate Consignments. Subject to the provisions hereof, a Fixed Rate Consignment may be rolled over upon the expiration of its Consignment Period by giving the Bank notice by telephone or telecopier of the Consignees' decision to roll over an outstanding consignment (a) no later than 1:00 p.m. (New York time) on the day such election is effective, in the case of a Fixed Rate Consignment being rolled over to a one (1) Business Day Consignment Period, and (b) at least two (2) London Banking Days' prior to the day on which such election is effective, in the case of all other Fixed Rate Consignments; provided that no Fixed Rate Consignment may be rolled over to a Fixed Rate Consignment with a Consignment Period of more than one (1) Business Day when there has occurred an Event of Default hereunder without the Bank's consent, but shall be automatically converted to a Fixed Rate Consignment with a Consignment Period of one (1) Business Day on the last day of its Consignment Period. In connection with such notice, the Consignees shall notify the Bank of any requested change in the Consignment Period for such Fixed Rate Consignment. Each such request shall be irrevocable by the Consignees. In the event that the Consignees do not notify the Bank of their election hereunder with respect to any Fixed Rate Consignment, such Fixed Rate Consignment shall be automatically rolled over to a Fixed Rate Consignment having a one (1) Business Day Consignment Period at the end of the applicable Consignment Period.
  Illegality. If (a) by reason of any Regulatory Change, the Bank determines that adequate and fair means do not or will not exist for determining Fixed Consignment Fees for Consignment Periods in excess of one (1) Business Day, (b) by reason of any Regulatory Change, the Bank becomes restricted in the amount which it may hold of a category of liabilities which includes Fixed Rate Consignments for Consignment Periods in excess of one (1) Business Day or a category of assets which includes obligations which are Fixed Rate Consignments for Consignment Periods in excess of one (1) Business Day, or (c) by reason of any Regulatory Change, it shall be unlawful for the Bank to maintain a Fixed Rate Consignment having a Consignment Period in excess of one (1) Business Day, then, in any such case, any Fixed Rate Consignment having a Consignment Period in excess of one (1) Business Day shall be converted automatically to Fixed Rate Consignment having a Consignment Period of one (1) Business Day. If the Bank determines that because of a change in circumstances Fixed Rate Consignments having a Consignment Period in excess of one (1) Business Day are again available to the Consignees hereunder, the Bank will so advise the Consignees. The Consignees shall promptly pay the Bank any additional amounts necessary to compensate the Bank for any costs incurred by the Bank in making any conversion in accordance with this Paragraph, including any interest or fees payable by the Bank to lenders of funds obtained by it in order to make or maintain Fixed Rate Consignments with a Consignment Period in excess of one (1) Business Day hereunder.
  Indemnity. The Consignees shall indemnify the Bank and hold the Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Bank may sustain or incur as a consequence of (a) default by the Consignees in payment of any Fixed Rate Consignments as and when due and payable (including, without limitation, as a result of prepayment or late payment of the purchase price for the Consigned Precious Metal or the termination of the Consignment Facility pursuant to the terms of this Agreement), which expenses shall include any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain Fixed Rate Consignments; (b) default by the Consignees in taking a consignment or conversion after the Consignees had given (or are deemed to have given) their request therefor; and (c) the purchase of Consigned Precious Metal bearing a Fixed Consignment Fee or the rollover of any Fixed Rate Consignment to a Fixed Rate Consignment with a different Consignment Period on a day that is not the last day of the applicable Consignment Period with respect thereto, including interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain any such consignments.
  Liquidation of Fixed Rate Consignments. If an Event of Default has occurred and is continuing, the Bank shall be entitled to close-out and liquidate all, but not less than all, outstanding Fixed Rate Consignments (except to the extent that in the good faith opinion of the Bank certain of such Fixed Rate Consignments may not be closed-out and liquidated under applicable law or as provided below) (the date of such close-out, the "Close-Out Date"). Where such close-out and liquidation is to be effected, it shall be effected by closing out each outstanding Fixed Rate Consignment (including any such Fixed Rate Consignment which has not been performed and in respect of which the performance date is on or precedes the Close-Out Date) so that each such Fixed Rate Consignment is canceled, and the Bank shall calculate in good faith and in a commercially reasonable manner the aggregate termination amounts required to be paid by the Consignees or the Bank, as the case may be, to the other party. Notwithstanding the foregoing, the Bank shall be entitled to close out less than all of the outstanding Fixed Rate Consignments if necessary in order to cause the Consignees to be in compliance with Paragraph 3 hereof.
  Additional Costs. (a) If, at any time, any Regulatory Change: (i) shall subject the Bank to any tax, duty or other charge with respect to this Agreement, except an income tax, based upon the charging and collecting of Fixed Consignment Fees for Consignment Periods in excess of one Business Day, (ii) shall change the basis of taxation or payments to the Bank of the principal of or interest; (iii) shall result in the imposition, modification or deemed applicability of any reserve, special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, the Bank; or (iv) shall, because of the existence of this Agreement, affect the amount of capital required or expected to be maintained by the Bank, or any corporation controlling the Bank; upon demand then by the Bank, the Consignees agree to pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction. Such payments shall be made on the first date for payment of consignment fees hereunder following the date of the demand by the Bank and on each such payment date thereafter or shall be paid promptly on demand if the Consignees are not advised of the amount of such payment prior to any such payment date. Determinations by the Bank for purposes of this Paragraph of the effect of any Regulatory Change on its costs of making or maintaining the consignment and of the additional amounts required to compensate the Bank in respect thereof, shall be conclusive absent manifest error in calculation, provided that such determinations are made in good faith.

  (b) A certificate setting forth any additional amounts payable pursuant to this Paragraph 12 hereof and a brief explanation of such amounts which are due, submitted by the Bank to the Consignees, shall be prima facie evidence that such amounts are due and owing.

  Title. (a) Title to the Consigned Precious Metal consigned by Bank and held by the Consignees on consignment for Bank will remain with Bank and will not pass to the Consignees until such time as the Consigned Precious Metal is purchased by the Consignees as provided for herein. In the event that only a portion of a Consignment is purchased, then title as pertains to that portion only will transfer to the Consignees.

  (b) Title to the Consigned Precious Metal purchased by the Consignees will pass to the Consignees upon receipt by Bank of all funds due to it from the Consignees in payment for the Consigned Precious Metal purchased.

  Commingling. The Consignees and Bank agree that the Consignees shall be permitted, in the ordinary course of the business as now being conducted, to commingle the Consigned Precious Metal held on consignment for Bank with any other Consigned Precious Metal or Consigned Precious Metal containing alloys being held by the Consignees on consignment, safekeeping, or trust, or with Consigned Precious Metal or Consigned Precious Metal containing alloys owned by the Consignees and, notwithstanding such commingling, all such Consigned Precious Metal shall remain subject to this consignment by Bank.
  Safekeeping. Until such time as Metals Payment has been made for the Consigned Precious Metal , the Consignees will afford the Consigned Precious Metal no less safekeeping protection than it affords Consigned Precious Metal held for its own account and Consignees shall bear all risk of loss or damage to the Consigned Precious Metal. The Consignees will arrange insurance coverage, reasonably acceptable to Bank, on the Consigned Precious Metal held on consignment for Bank by the Consignees in such amounts and covering such risks as is usually carried by companies engaged in a similar business and the Consignees shall, upon request, deliver to Bank a copy of all policies for such insurance.
  Purchases and Sales of Precious Metal; Payment

  (a) The Consignees may elect to purchase Consigned Precious Metal at any time by notifying the Bank of its intention to do so at a reasonable time before (which shall be not less than thirty (30) minutes) the fix at which such Precious Metal is to be purchased. The Consignees shall make a Metals Payment within two (2) Business Days for all Consigned Precious Metal so purchased (but the Bank may permit the Consignees to pay prior to such time without premium or discount).

  (b) All Metals Payments shall be made without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. From and after the occurrence of an Event of Default which shall be continuing, all Metals Payments shall be applied to the obligations of the Consignees to the Bank hereunder as the Bank determines in its sole discretion. The Consignees hereby authorize the Bank to charge the Consignees' Account at any time and from time to time for the purpose of making any Metals Payment which is at any time due and payable hereunder by the Consignees.

  (c) Notwithstanding anything contained herein to the contrary, the Consignees shall immediately make a Metals Payment for Consigned Precious Metal at the time the Consigned Precious Metal is lost or stolen or the occurrence of any event which causes the Bank's or the Consignees' interest in the same to be deemed an "account" under applicable law.

  (d) Provided that no Event of Default (or condition with which the passage of time and/or the giving of notice may become an Event of Default) has occurred and is continuing and provided that after giving effect thereto the Dollar Value of the Consigned Precious Metal does not exceed the Maximum Dollar Limit, the Consignees may elect at any time, to sell Precious Metal to the Bank and to have the Bank consign such Precious Metal back to the Consignees hereunder by notifying the Bank by telephone or telecopier of their intention to do so within a reasonable time before the fix at which such sale will occur. The Bank shall pay for such purchased Precious Metal within two (2) Business Days of purchase by federal wire transfer, other customary form of cash payment acceptable to the parties or by credit to the Consignees' account at approved intermediaries. The Bank may make early payment if requested by the Consignees and practicable at such market discount for early payment as quoted from time to time by the Bank. The Bank's purchase price shall be at the applicable Dollar Value for such purchased Precious Metal less such market discounts as quoted from time to time by the Bank. The Consignees shall timely pay and hold the Bank harmless for all third party charges in connection with all such sales. Sales of Precious Metal by the Consignees shall be of not less than one hundred (100) fine troy ounces.

  (e) Notwithstanding anything contained herein to the contrary, the Consignees shall only be permitted to make a physical delivery of Precious Metal in payment of its obligations to the Bank with the prior written consent of the Bank. Any such physical delivery of Precious Metal to the Bank shall be (i) to a vault designated by the Bank, (ii) at the Consignees' expense and risk, (iii) in a form acceptable to the Bank at a location acceptable to the Bank subject to such market discounts as may be provided herein and, if required by the Bank, credited to the Consignees' Account only upon the Bank's assaying the Dollar Value thereof.

  Joint and Several. The Consignees agree that they are jointly and severally liable for all agreements, obligations and liabilities incurred under this Agreement.
  Payments. If an amount payable hereunder is not paid when due, the Consignees will pay the greater of (a) a late fee equal to three percent (3%) of the required payment, or (b) to the extent permitted by law, a late charge on the required payment not paid when due at a consignment fee equal to two percent (2%) in excess of the consignment fee that would otherwise be payable, from the date of delinquency until paid in full.
  Reports. In the event that TECHNITROL, INC.'s financial statements are no longer publicly available, the Consignees will begin sending to Bank quarterly and annual audited financial statements within forty-five (45) days of the end of each fiscal quarter (other than the last fiscal quarter of a fiscal year) and ninety (90) days of the end of each fiscal year and any other information as Bank may reasonably request from time to time.
  Period of Agreement. Any party to this Agreement may, for any reason, and upon no less than thirty (30) days' written notice to the other party (the "Termination Notice") terminate this Agreement. Such termination to be effective, except as hereinafter provided, as of the date specified in such Termination Notice (such date being the "Termination Date"). Notwithstanding the above, in the event that any term of a Consignment should extend beyond the Termination Date, termination with respect to that Consignment only shall be effective on the maturity date applicable to such Consignment. For all other Consignments, termination shall be effective on the Termination Date. On the relevant effective date for termination, the Consignees shall, if they have not already done so, make Metals Payment for all Consigned Precious Metal which is held for Bank by the Consignees under the relevant terminated Consignments If an Event of Default should occur prior to the Termination Date specified in any Termination Notice or prior to any other applicable date of termination for a Consignment, Bank's right to terminate this Agreement and make demand hereunder shall take effect immediately.
  Events of Default. Upon the occurrence of any one of the following events of default (an "Event of Default"):
    failure by the Consignees to pay any Purchase Price, consignment fees, interest or other amounts in respect of any Consigned Precious Metal held on consignment hereunder or purchased from Bank, on the date on which it is due hereunder;
    failure by the Consignees to restore the Maximum Dollar Limit as required by Paragraph 3;
    the Consignees makes any representation or warranty hereunder which is incorrect in any material respect; or breaches any covenant hereunder or fails to perform or observe, in any material respect, any other term or provision contained in this Agreement and any such breach of covenant or failure to perform or observe shall remain unremedied for fifteen (15) days after written notice thereof has been given by Bank to the Consignees in the manner provided for in Paragraph 27 hereof;
    a materially adverse change occurs in the financial condition of the Consignees which gives reasonable grounds to conclude that the Consignees will be unable to perform or observe, in the normal course, their obligations under this Agreement;
    any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceedings for the relief of debtors and/or creditors are instituted by or against a Consignee, and, in the case of any such proceeding instituted against a Consignee (but not instituted by such party), either such proceeding shall remain undismissed, or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;
    an order is made or an effective resolution passed for the winding-up or liquidation of a Consignee; or any steps are taken to enforce any encumbrance on the whole or any material part of the undertaking, property or assets of a Consignee;
    the occurrence of (i) any Event of Default as defined in (i) that certain Credit Agreement dated as of October 14, 2005 (the "Credit Agreement") by and among the Consignees and certain other subsidiaries of the Consignees, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, Bank of America, N.A. Singapore Branch as Singapore Administrative Agent, and the Lenders (all as defined in the Credit Agreement), as the same may be amended and/or amended and restated from time to time, or (ii) any instrument, document or agreement which may hereafter be substituted for the Credit Agreement; which gives the Administrative Agent or any lender party thereto the right to declare any or all of the Obligations (as defined in the Credit Agreement or in such substitute Agreement) to be immediately due and payable or (ii) a default or event of default shall occur on any other indebtedness of the Consignees in excess of $5,000,000 pursuant to which the holder of such indebtedness has the right to declare such indebtedness to be immediately due and payable;

  Bank may terminate this Agreement and, upon making a demand in writing upon the Consignees, will become entitled, to have the Consignees purchase all Consigned Precious Metal held by the Consignees and shall be entitled to receive payment forthwith from the Consignees of all amounts due and accruing to Bank hereunder. Payment of such Consigned Precious Metal shall be made by paying to Bank the applicable Metals Payment of the Consigned Precious Metal then held by the Consignees as of the date and time of termination and by so paying such amount, the Consignees shall be deemed to have purchased the Consigned Precious Metal. If the Consignees fail to immediately pay to Bank all other amounts due to it hereunder, Bank may proceed to take such steps as it deems fit, including realizing upon any security it holds in that respect.

  Corporate Authority. At the time of acceptance of this Agreement, the Consignees will furnish Bank a certificate of the Secretary of each of the Consignees setting out the names and specimen signatures of those officers authorized to sign this Agreement on behalf of the Consignees and such other information as the Bank may reasonably request.
  Authorized Representatives. The Consignees will, from time to time, notify Bank in writing of the names of two or more persons who are to be their authorized representatives for the purposes hereof. Bank will, from time to time, notify the Consignees in writing of the names of two or more persons who are to be its authorized officers for the purposes hereof. The Consignees and Bank shall provide to each other specimen signatures of such persons.
  Representations of the Consignees. The Consignees hereby represent and warrant to Bank that each of them has full power and authority to purchase Consigned Precious Metal from Bank and to receive and hold Consigned Precious Metal for Bank on the terms and conditions contained herein; that each of them has obtained all necessary governmental approvals, if any, to receive and hold and purchase Consigned Precious Metal; and, that this Agreement has been duly authorized by all necessary corporate action and that the execution, delivery and performance of this Agreement by the Consignees will not result in the breach of its charter, articles of incorporation, by-laws, corporate resolutions or other of its constitutional documents or the Credit Agreement or any other agreement relating to the consignment of precious metals with Consignees.
  Representations of Bank. Bank hereby represents and warrants to the Consignees that it shall have title free and clear of any encumbrance to all Consigned Precious Metal to be consigned to the Consignees under this Agreement, and that it has full power and authority to consign and sell Consigned Precious Metal to the Consignees on the terms and conditions contained herein.
  Covenants of the Consignees.
    Records: The Consignees shall maintain at their principal places of business records reasonably satisfactory to Bank with respect to the Consigned Precious Metal consigned by Bank hereunder, and shall permit an authorized officer of the Bank, or a representative not necessarily in Bank's employ, to examine such records at any reasonable time during normal business hours, with reasonable prior notice.
    Taxes: The Consignees shall pay all license fees, taxes, customs duties, assessments and charges lawfully levied, assessed or imposed in respect of the Consigned Precious Metal held by the Consignees for Bank hereunder or upon the sale of such Consigned Precious Metal by Bank to the Consignees, except any tax in respect of the income of Bank.

    All payments by the Consignees shall be made without set-off or counterclaim and free and clear of any taxes (including any value added tax), levies, duties, charges, fees or deductions for withholdings whatsoever.

    If, as a result of any requirement, it should be necessary for the Consignees to deduct or withhold any amount from any payment hereunder, then the Consignees shall make an additional payment so that the amount received by Bank after such deduction or withholding equals the amount that would have been received by Bank if there had been no such deduction or withholding requirement.

    Evidence satisfactory to Bank of the payment of any tax, etc. referred to in this paragraph will, upon the request of Bank made from time to time, be provided by the Consignees to Bank.

    Observe Laws: The Consignees shall duly observe and conform to all valid requirements of any governmental authority relative to the holding of Consigned Precious Metal by the Consignees for Bank hereunder.
    Negative Covenants: The Consignees covenant and agree that, until the satisfaction in full of all of the Consignees' obligations to Bank hereunder, the Consignees will not, directly or indirectly, (i) create, incur, assume or suffer to exist any pledge, lien, security interest or other encumbrance of any nature whatsoever, on any of the Consigned Precious Metal held on consignment hereunder other than any security interest granted to Bank; (ii) sell, lease, transfer or otherwise dispose of all or any portion of the Consigned Precious Metal held on consignment hereunder, except in the ordinary course of its business; (iii) dissolve or liquidate; or (iv) guarantee or otherwise in any way become or be responsible for obligations of any other person. Notwithstanding the previous sentence, a Consignee may from time to time guarantee the obligations of (1) the other Consignee or other entities controlled by the other Consignee, or (2) third parties, in the ordinary course of business which in the aggregate do not exceed $20,000,000 U.S. at any one time; provided, that, the issuance of any such guarantees shall not, individually or in the aggregate, have a material adverse effect on the business or prospects of such Consignee.
    Deposit Account: Promptly following the execution and delivery of this Agreement the Consignees shall open a demand deposit account at the Bank. The Consignees agree that the Bank may from time to time debit such account for the payment of consignment fees and other amounts due and payable hereunder.
  Notices. Any notice in writing may be given by being delivered by hand or by being sent by authenticated telex, telecopied transmission in the case of the Consignees to:

  AMI Doduco, Inc.

  Murray Corporate Park
  1003 Corporate Drive
  Export, PA 15362

  Attention: Vice President of Purchasing
  Fax No.: (724) 733-2880

  and:

  Technitrol, Inc.
  1210 Northbrook Drive, Suite 470
  Trevose, PA 19053

  Attention: Chief Financial Officer
  Fax No.: (215) 355-7397

  and in the case of Bank to:

  HSBC Bank USA, National Association
  464 Winthrop Street
  Rehoboth, MA 02769

  Attention: Richard M. Seufert, First Vice President

  Fax No.: (508) 252-5475

  or to such other address or telecopier number as may hereafter be notified in writing by the Consignees or Bank, respectively and any such notice, if given by hand, authenticated telecopied transmission will be deemed to have been given when delivered or sent.

  If an authorized representative of the Consignees makes an oral request or gives an oral notice hereunder to Bank, whether to an agent or an employee of Bank then, until notice in writing by the Consignees, Bank shall be entitled to rely on its dealings with the Consignees upon those oral instructions whether by telephone or otherwise. In so relying, neither Bank nor any agent or employee shall incur any liability to the Consignees in acting upon such oral instructions contemplated hereby and which Bank believes in good faith to have been given by a person authorized by the Consignees to effect any applicable transaction. In the event there is a discrepancy between the oral instructions and any written confirmation in respect thereof, or in the absence of receiving confirmation, the oral instructions will be deemed to be the controlling instructions.

  Assignment. The Consignees may not assign or transfer any of their rights or obligations hereunder without the prior written consent of Bank. Bank may at any time assign or transfer all or any of its rights and/or obligations hereunder.
  Laws. This Agreement will be interpreted and governed in all respect by the laws of the State of New York without reference to its conflicts of laws provisions other than Section 5-140 of the New York General Obligations Law.
  Amendments. This Agreement constitutes the entire Agreement between the Consignees and Bank in respect of the subject matter hereof and may only be amended by a document signed by the Consignees and Bank.
  Judgment Currency. All payments made under this Agreement or resulting from any judgment relating to this Agreement shall be made in U.S. Dollars.
  No Obligation to Make or Renew a Consignment. Execution of this Agreement shall not obligate Bank to Consign Precious Metals or to roll over a Consignment Period pursuant to any request that it may receive from the Consignees; nor does it obligate the Consignees to request the consignment of Consigned Precious Metal. The Consignees shall have no automatic right to obtain the consignment of Consigned Precious Metal hereunder or to roll over a Consignment Period despite making the appropriate request and notwithstanding the occurrence or non-occurrence of an Event of Default hereunder. Bank shall have complete discretion to refuse any Consignment Request at any time until actual Consignment or actual roll over of the Consignment Period without giving any reason for any such refusal and Bank shall incur no liability in respect of any such refusal.
  True Consignment. The Parties intend that this Agreement shall provide for a true consignment and that all transactions hereunder shall constitute true consignments of the Consigned Precious Metal. The Consignees authorize the Bank to file UCC financing statements to reflect the Consignments made hereunder.
  Choice of Forum; Service of Process. Consignees and Bank irrevocably consent and submit to the non-exclusive jurisdiction of the federal and state courts located in New York County, New York and waive any objection based on venue or forum non conveniens with respect to any actions instituted therein arising under this Agreement or in any way connected with or incidental or related to the dealings of the Parties hereunder. Consignees waive personal service of process of any and all process upon it and consents that all such process may be made by certified mail (return receipt requested) to its address set forth herein and shall be deemed to be completed five (5) days after deposit in the U.S. mails or at Bank's option in any manner provided under the rules of such courts. Within thirty (30) days Consignees shall appear to answer to such process, failing which Consignees shall be deemed in default and judgment shall be entered by Bank for the amount of the claim and relief requested.
  JURY WAIVER. CONSIGNEES AND BANK EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES.
  Amendment and Restatement.

This Amended and Restated Fee Consignment and/or Purchase of Silver Agreement amends and restates in its entirety that certain Fee Consignment and/or Purchase of Silver Agreement between the Consignees and the Bank dated March 30, 2007.

*The next page is a signature page*

If the foregoing terms and conditions are satisfactory, please so indicate by executing on the enclosed copy of this letter the form of acceptance and returning it to us on or before February 12, 2008 failing which this offer will expire.

Yours truly,

HSBC BANK USA, NATIONAL ASSOCIATION

By: /s/ Richard M. Seufert

Name: Richard M. Seufert

Title: First Vice President

ACCEPTED:

Dated: February 12, 2008.

AMI DODUCO, INC.

By: /s/ Drew A. Moyer

Name: Drew A. Moyer

Title: President

TECHNITROL, INC.

By: /s/ Drew A. Moyer

Name: Drew A. Moyer

Title: Senior Vice President, CFO